Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact: Pat Hansen Senior Vice President and Chief Financial Officer 414-247-3435 www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2022 THIRD QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – April 21, 2022 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 27, 2022.

Net sales for the Company’s third quarter ended March 27, 2022 were $115.9 million, compared to net sales of $121.6 million for the third quarter ended March 28, 2021.

Net income for the current year quarterly period was $3.1 million, compared to net income of $4.5 million in the prior year quarter.  Diluted earnings per share for the current year quarterly period were $0.80 compared to diluted earnings per share of $1.15 in the prior year quarter.

For the nine months ended March 27, 2022, the Company’s net sales were $329.2 million compared to net sales of $375.2 million in the prior year nine month period.

Net income during the current year nine month period was $6.6 million compared to net income of $19.6 million in the prior year nine month period.  Diluted earnings per share were $1.70 for the nine month period ended March 27, 2022 compared to diluted earnings per share of $5.11 during the nine month period ended March 28, 2021.

Net sales and profitability for both our current year quarter and for the year to date period continued to be impacted by supply chain shortages (including semiconductor chip shortages) that resulted in several of our customers shutting down certain plants and/or production lines for periods of time during our fiscal 2022.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	March 27, 2022	March 28, 2021

Stellantis / Fiat Chrysler Automobiles	$23,047	$21,685
General Motors Company	34,738	34,544
Ford Motor Company	19,162	21,721
Tier 1 Customers	15,279	17,289
Commercial and Other OEM Customers	16,518	17,241
Hyundai / Kia	7,199	9,164
TOTAL	$115,943	$121,644

Sales to Stellantis / Fiat Chrysler Automobiles in the current year quarter increased in comparison to the prior year quarter due to higher production volumes on Chrysler Pacifica power sliding doors and for several lock set product platforms.  Sales to General Motors Company in the current year quarter were flat compared to the prior year quarter.  Sales to Ford Motor Company decreased in the current year quarter compared to the prior year quarter due primarily to lower production volumes on the F-150 pickup trucks.  Sales to Tier 1 Customers decreased in the current year quarter compared to the prior year quarter primarily due to lower volumes on our driver control steering column lock products.  Sales to Commercial and Other OEM Customers during the current year quarter decreased in comparison to the prior year quarter mainly due to decreases in sales related to door handle products sold to Volkswagen.  These Commercial and Other OEM Customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, key fobs, driver controls, steering column locks and door handles that we have developed in recent years to complement our historic core business of locks and keys.  The decreased sales to Hyundai / Kia in the current year quarter were principally due to lower levels of production on the Kia Carnival, formerly the Kia Sedona and Hyundai Starex minivans, for which we supply primarily power sliding door components.

Gross profit margins were 12.6 percent in the current year quarter compared to 15.3 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter compared to the prior year quarter was primarily attributed to higher costs for raw material and purchased components and the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2022. Partially offsetting the decreased gross profit margins between periods were improved manufacturing efficiencies both at our Milwaukee and Mexico production facilities, despite the ongoing supply chain disruptions described above, and lower expense provisions for accrual of bonuses.

Engineering, Selling and Administrative expenses represented 9.7 percent in the current year quarter as a percent of net sales compared to 9.8 percent in the prior year quarter.  The decrease in overall operating expenses in the current year quarter was primarily due to lower expense provisions for accrual of bonuses between quarters.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	March 27, 2022	March 28, 2021

Equity Earnings (Loss) of VAST LLC Joint Venture	$577	$(56)
Net Foreign Currency Realized and
Unrealized Transaction Gain	470	429
Other	(185)	26
	$862	$399

The increase in Other Income, Net in the current year quarter was primarily related to improved profitability in our VAST LLC China operation which had supply chain issues and extended OEM customer plant shutdowns associated with the coronavirus (COVID-19) pandemic in the prior year quarter. In addition, during the current year quarter VAST China’s plant in Taicang experienced a fire in its painting facility.  As a result, certain door handle and painting operations were subsequently transferred to VAST China’s new Jingzhou facility that impacted the current quarter profitability.

The favorable tax provision in the current year quarter compared to the prior year quarter relates primarily to favorable tax adjustments from foreign tax credits.

Frank Krejci, President & CEO commented: “I am pleased with the efforts of our team over the last few quarters. We have effectively dealt with supply chain challenges and cut expenses to align with lower production volumes forced upon our customers. While facing inflationary material costs, we have implemented efficiency improvements to somewhat offset the spikes in costs. Those efficiency improvements will provide long term benefits for us.

Unfortunately, the challenges are not yet behind us. Our operations in China and their customers are now facing COVID lockdowns. Those lockdowns will impact supply chain challenges world-wide.

Despite the current challenges, we see good things on the horizon. Customer inventories are very low. There is excellent acceptance by consumers of our award-winning products like the power tailgates on pick-up trucks. There is significant opportunity with our product variations for the rapidly expanding electric vehicle market. We continue to win new business and use these production slowdowns as an opportunity to continue to improve our operations”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from the global supply chain and semiconductor chip shortages and the coronavirus pandemic, matters adversely impacting the timing and availability of material component parts and raw materials for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 27, 2022	March 28, 2021	March 27, 2022	March 28, 2021

Net Sales	$115,943	$121,644	$329,192	$375,238

Cost of Goods Sold	101,305	102,990	287,072	311,832

Gross Profit	14,638	18,654	42,120	63,406

Engineering, Selling & Administrative Expenses	11,261	11,927	34,683	33,543

Income from Operations	3,377	6,727	7,437	29,863

Interest Expense	(54)	(63)	(159)	(259)

Other Income, Net	862	399	1,261	673

Income before Provision for Income Taxes and Non-Controlling Interest	4,185	7,063	8,539	30,277

Provision for Income Taxes	50	1,153	342	4,721

Net Income	4,135	5,910	8,197	25,556

Net Income Attributable to Non-Controlling Interest	(989)	(1,425)	(1,556)	(5,950)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$3,146	$4,485	$6,641	$19,606

Earnings (Loss) Per Share:
Basic	$0.81	$1.18	$1.72	$5.18
Diluted	$0.80	$1.15	$1.70	$5.11
Average Basic Shares Outstanding	3,871	3,797	3,856	3,783

Average Diluted Shares Outstanding	3,916	3,886	3,906	3,839

Other
Capital Expenditures	$4,045	$1,808	$9,407	$6,401
Depreciation	$4,135	$4,933	$14,724	$14,730

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	March 27, 2022	June 27, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,459	$14,465
Receivables, net	76,526	69,902
Inventories, net	73,310	70,860
Other current assets	23,422	19,677
Total Current Assets	189,717	174,904
Investment in Joint Ventures	28,405	27,224
Other Long-Term Assets	11,619	12,034
Property, Plant and Equipment, Net	91,423	96,401
	$321,164	$310,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$43,513	$36,727
Other	36,479	40,845
Total Current Liabilities	79,992	77,572
Accrued Pension and Post Retirement Obligations	2,937	2,933
Borrowings Under Credit Facility	12,000	12,000
Other Long-Term Liabilities	4,381	4,625
Shareholders’ Equity	342,432	334,058
Accumulated Other Comprehensive Loss	(17,000)	(16,797)
Less: Treasury Stock	(135,591)	(135,615)

Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	189,841	181,646
Non-Controlling Interest	32,013	31,787
Total Shareholders’ Equity	221,854	213,433
	$321,164	$310,563

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	March 27, 2022	March 28, 2021	March 27, 2022	March 28, 2021

Cash Flows from Operating Activities:
Net Income	$4,135	$5,910	$8,197	$25,556
Adjustment to Reconcile Net Income to Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(577)	56	(941)	(1,844)
Depreciation	4,756	4,933	14,724	14,730
Foreign Currency Transaction Loss (Gain)	319	(386)	76	1,926
Unrealized Gain on Peso Forward Contracts	(724)	(32)	(500)	(512)
Stock Based Compensation Expense	239	193	873	775
Loss (Gain) on disposition of property, plant & equipment	60	(5)	153	1,421
Change in Operating Assets/Liabilities	3,436	(2,450)	(11,160)	(17,012)
Other, net	121	121	361	356

Net Cash Provided by Operating Activities	11,765	8,340	11,783	25,396

Cash Flows from Investing Activities:
Investment in Joint Ventures	(75)	-	(75)	(100)
Additions to Property, Plant and Equipment	(4,045)	(1,808)	(9,407)	(6,401)
Proceeds from Sale of Property, Plant and Equipment	-	5	-	8
Net Cash Used in Investing Activities	(4,120)	(1,803)	(9,482)	(6,493)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	3,000	-	11,000	-
Repayment of Borrowings Under Credit Facility	(8,000)	(6,000)	(11,000)	(19,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	(600)	-	(1,200)	(490)
Dividends Paid	-	-	-	-
Exercise of Stock Options and Employee Stock Purchases	245	545	884	585
Net Cash Used In Financing Activities	(5,355)	(5,455)	(316)	(18,905)

Effect of Foreign Currency Fluctuations on Cash	98	(179)	9	(437)

Net Increase (Decrease) in Cash & Cash Equivalents	2,388	903	1,994	(439)

Cash and Cash Equivalents:
Beginning of Period	14,071	10,432	14,465	11,774
End of Period	$16,459	$11,335	$16,459	$11,335